FORM 8-K


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                     The Securities and Exchange Act of 1934


         DATE OF REPORT (Date of earliest event Reported): June 3, 1996


                              T.J. CINNAMONS, INC.
             (Exact name of registrant as specified in its charter)


    Delaware                           0-23026                  22-3261564
(State of other jurisdictions    (Commission file number)   (IRS Employer
  of incorporation)                                          Identification No.)


                                135 Seaview Drive
                             Secaucus, NJ 07094-3618
                    (Address of Principal Executive Offices)


Registrant's telephone number, including area code:          (201) 422-0910

Item 5. Other Events.

     On June 3, 1996, T.J. Cinnamons, Inc. (the "Company") entered into a purchase agreement (the "Purchase Agreement") with T.J. Holding Company, Inc. ("Buyer"), a wholly owned subsidiary of Triarc Restaurant Group, pursuant to which the Buyer will purchase certain intellectual property from the Company, including the Company's tradename, trademarks, servicemarks, logos, signs, distinctive recipes, secret formulas and technical information.

     The Purchase Agreement further provides that Triarc Restaurant Group and the Company will enter into a long term license agreement with the Company granting the Company the right to distribute certain T.J. Cinnamons branded products through specified retail grocery outlets and a management agreement for the Buyer to manage the Company's existing franchise system.

     The Purchase Agreement provides for a base purchase price of $3,540,000 payable over a period of 15 months and possible conditional payments of up to an additional $5,500,000 over time dependent upon the amount of T.J. Cinnamons product sales by Triarc Restaurant Group exceeding certain target levels and an additional one-half percent of gross sales of full concept bakeries developed by T.J. Holdings Company, Inc. in enclosed mall locations. The Company will apply a substantial portion of the sales proceeds to discharge indebtedness. In addition, certain members of the Company's management an affiliates thereof will receive payments in consideration of covenants not to compete and restrictions on the sale of Company Stock.

     T.J. Cinnamons, Inc. has also reached an agreement in principle with Heinz Bakery Products to terminate its trademark and technology license and manufacturing agreement in consideration for repayment of certain indebtedness to Heinz. The Company will focus it future business plans on the manufacturing and distribution of fresh baked cinnamon roll and related products through wholesale channels of distribution.

     The foregoing summary of the Purchase Agreement is only a brief description of the Purchase Agreement and is amplified and qualified in its entirety by the detailed provisions of the Purchase Agreement which is filed as an exhibit hereto and is incorporated herein.

Item 7. Financial Statements and Exhibits.

     (c)  Exhibits.

          Number    Title

          10.1 Purchase Agreement by and between T.J. Holdings Company, Inc. and T.J. Cinnamons, Inc.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              T.J. CINNAMONS, INC.
                                  (Registrant)


Date: June 18, 1996                         By: /s/ Alan S. Gottlich